UNITED STATES
          SECURITIES AND EXHANGE COMMISSION
             Washington,  D.C.  20549

                   SCHEDULE 13G

    Under the Securities and Exchange Act of 1934
                 (Amendment No.  )*


        Surgical Laser Technologies, Inc.
                  (Name of Issuer)


            Common Stock, par value $0.01
             (Title of Class of Securities)


                      868819103
                    (CUSIP Number)


                   January 5, 1999
 (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

          [  ]Rule 13d-1(b)

          [X ]Rule 13d-1(c)

          [  ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 868819103      SCHEDULE 13G

1   NAME OF THE REPORTING PERSON

    STEVEN T. NEWBY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
    GROUP                            (a)  [  ]
                                     (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES

NUMBER OF       5  SOLE VOTING POWER
SHARES             900,000
BENEFICIALLY    6  SHARED VOTING POWER
OWNED BY           -0-
EACH            7  SOLE DISPOSITIVE POWER
REPORTING          900,000
PERSON          8  SHARED DISPOSITIVE POWER
WITH               -0-

9   AGGREGATE AMOUNT BENEFICALLY OWNED BY
    EACH REPORTING PERSON
    900,000

10  CHECK THE BOX IF THE AGGREGATE AMOUNT IN
    ROW (9) EXCLUDES CERTAIN SHARES[  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (9)
    9.10%

12  TYPE OF REPORTING PERSON
    IN

The purpose of this Schedule 13G is to supercede the
Schedule 13D filed by Steven T. Newby on August 4, 1998 with respect to his beneficial ownership of the $0.01 par value Common Stock of Surgical Laser Technologies, Inc.

ITEM 1.
(a) Surgical Laser Technologies, Inc.
(b) 147 Keystone Drive
    Montgomeryville, PA  18936

ITEM 2.
 (a) Steven T. Newby
 (b) 555 Quince Orchard Road, Suite 606
     Gaithersburg, MD  20878
 (c) USA
 (d) Common Stock, par value $0.01
 (e) 868819103

ITEM 3.  Passive Investor

ITEM 4.  Ownership

(a) Amount beneficially owned:  900,000.
(b) Percent of class:  9.10%.
(c) Number of shares as to which the person has:
    (i)   Sole power to vote or to direct the vote
          900,000.
    (ii)  Shared power to vote or direct the vote -0-
    (iii) Sole power to dispose or to direct the disposition of 900,000.
    (iv) Shared power to dispose or to direct the disposition of -0-.

ITEM 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact
that as of the date hereof the reporting person
has ceased to be the beneficial owner of more
than five percent of the class of securities, check
the following[   ].

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

         None

ITEM 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on
         By the Parent Holding Company

         None

ITEM 8. Identification and Classification of Members of the Group

         None

ITEM 9.  Notice of Dissolution of Group

         None

ITEM 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:January 5, 1999         /S/:  STEVEN T. NEWBY
                                   STEVEN T. NEWBY